Exhibit 5.1

KPMG LLP	Telephone	(604) 691-3000
Chartered Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

Tekmira Pharmaceuticals Corporation

We consent to the use of our report dated June 21, 2010 with respect to the consolidated balance sheets of Tekmira Pharmaceuticals Corporation as of March 31, 2010, December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the three months ended March 31, 2010 and for each of the years in the three-year period ended December 31, 2009, incorporated herein by reference, and to the reference of our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus.

Chartered Accountants

Vancouver, Canada

September 10, 2010